Exhibit 14.2

JACKSON HEWITT TAX SERVICE INC.

CODE OF CONDUCT FOR DIRECTORS

(as amended and restated on July 11, 2006)

Introductory Statement

Jackson Hewitt Tax Service Inc. and its subsidiaries and affiliated companies (collectively, the “Company”) are committed to conducting business in accordance with the highest standards of business ethics and complying with applicable laws, rules and regulations. In furtherance of this commitment, the Board of Directors (the “Board”) promotes ethical behavior, and has adopted this Code of Conduct for Directors (the “Code”).

Every Director must:

(i)	represent the interests of the shareholders of the Company;

(ii)	exhibit high standards of integrity, commitment and independence of thought and judgment;

(iii)	dedicate sufficient time, energy and attention to ensure the diligent performance of his or her duties;

(iv)	comply with every provision of this Code; and

(v)	comply with every provision of the Company’s Code of Conduct for employees.

Conflicts of Interest

Directors must avoid conflicts of interest. A conflict of interest occurs when an individual’s private interest interferes in any way with the interests of the Company. A conflict of interest may also arise when a Director, or a member of his or her immediate family1, receives improper personal benefits as a result of his or her position in the Company. Directors should also be mindful of, and seek to avoid, conduct which could reasonably be construed as creating an appearance of a conflict of interest.

While the Code does not attempt to describe all possible conflicts of interest that could develop, the following are examples of conflicts of interest:

(i)	receiving loans or guarantees of obligations as a result of one’s position as a Director;

(ii)	engaging in conduct or activity that improperly interferes with the Company’s existing or prospective business relations with a third party;

(iii)	accepting bribes, kickbacks or any other improper payments for services relating to the conduct of the business of the Company; and

[1]	As used herein, the term “immediate family” means a Director’s spouse, parents, children, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, brothers- and sisters-in-law and anyone - other than a domestic employee - sharing the Director's home.

JACKSON HEWITT TAX SERVICE INC.

CODE OF CONDUCT FOR DIRECTORS

(as amended and restated on July 11, 2006)

(iv)	accepting, or having a member of a Director’s immediate family accept, a gift from persons or entities that deal with the Company, in cases where the gift is being made in order to influence the Directors’ actions as a member of the Board, or where acceptance of the gift could otherwise reasonably create the appearance of a conflict of interest.

Any question about a Director’s actual or potential conflict of interest with the Company should be brought promptly to the attention of the Chairman of the Corporate Governance Committee and the Chairman of the Board, who will review the question and determine an appropriate course of action, including whether consideration or action by the full Board is necessary. Directors involved in any conflict or potential conflict situations shall recuse themselves from any decision relating thereto.

Business Relationships with Directors

For the purpose of minimizing the risk of conflicts of interest, any monetary arrangement for goods or services between, on the one hand, a Director, or any member of a Director’s immediate family, and, on the other hand, either the Company or a member of the Company’s senior management shall be subject to approval by the Board as a whole. Such approval shall not be required where:

(i)	the Director’s sole interest in the arrangement is by virtue of his or her status as a director, executive officer and/or holder of a less than 10% equity interest (other than a general partnership interest) in an entity with which the Company has concluded such an arrangement;

(ii)	The arrangement involves payments to or from the entity that constitute less than the greater of $750,000 or 1% of the entity’s annual gross revenues; and

(iii)	The Director is not personally involved in (a) the negotiation and execution of the arrangement, (b) performance of the services or provision of the goods or (c) the monetary arrangement.

Use of Corporate Information, Opportunities and Assets

Directors may not compete with the Company, or use opportunities that are discovered through the use of Company property, Company information or their positions of trust with the Company, for their personal benefit or the benefit of persons or entities outside the Company. No Director may improperly use or waste any Company asset.

Confidentiality

Pursuant to their fiduciary duties of loyalty and care, Directors are required to protect and hold confidential all non-public information obtained due to their directorship position absent the express permission of the Board to disclose such information. Accordingly,

JACKSON HEWITT TAX SERVICE INC.

CODE OF CONDUCT FOR DIRECTORS

(as amended and restated on July 11, 2006)

(i)	no Director shall use Confidential Information (as defined below) for his or her own personal benefit or to benefit persons or entities outside the Company; and

(ii)	no Director shall disclose Confidential Information outside the Company, either during or after his or her service as a Director of the Company, except with authorization of the Board or as may be otherwise required by law.

“Confidential Information” is all non-public information entrusted to or obtained by a Director by reason of his or her position as a Director of the Company. It includes, but is not limited to, non-public information that might be of use to competitors or harmful to the Company or its customers if disclosed, such as:

•	non-public information about the Company’s financial condition, prospects or plans, its marketing and sales programs and research and development information, as well as information relating to mergers and acquisitions, stock splits and divestitures;

•	non-public information concerning possible transactions with other companies or information about the Company’s customers, suppliers or joint venture partners, which the Company is under an obligation to maintain as confidential; and

•	non-public information about discussions and deliberations relating to business issues and decisions, between and among employees, officers and Directors.

Compliance with Laws, Rules and Regulations

The Company requires strict compliance by all its Directors with applicable laws, rules and regulations. These include federal and other securities laws, including insider trading laws, and the Company’s insider trading compliance policies.

Fair Dealing

Directors must deal fairly with the Company’s employees, customers, suppliers and competitors. No Director may take unfair advantage of the Company’s employees, customers, suppliers, or competitors through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other unfair-dealing practice.

Accountability

The Code referred to herein is mandatory and applies to all Directors, who are accountable for compliance with the Code. Directors should communicate any suspected violations of this Code promptly to the Chairman of the Corporate Governance Committee and the Chairman of the Board. Suspected violations will be investigated by or at the direction of the Board or the Corporate Governance Committee, and appropriate action will be taken in the event that a violation is confirmed.

JACKSON HEWITT TAX SERVICE INC.

CODE OF CONDUCT FOR DIRECTORS

(as amended and restated on July 11, 2006)

Waiver

Any waiver of any provision of the Code may be made only by the Board or by the Corporate Governance Committee, and must be promptly disclosed to the Company’s shareholders as required by applicable law or securities exchange regulations.

JACKSON HEWITT TAX SERVICE INC.

CODE OF CONDUCT FOR DIRECTORS

(as amended and restated on July 11, 2006)

Acknowledgment Form

I have received and read the Code of Conduct for Directors, and I understand its contents. I agree to comply fully with the standards contained in this Code and the Company’s related policies and procedures, including the Company’s Code of Conduct. I understand that I have an obligation to report to the Chairman of the Corporate Governance Committee and the Chairman of the Board any suspected violations of this Code.

Printed Name

Signature

Date

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